Exhibit 99.1

CytRx Corporation Relaunches as LadRx Corporation

The New LadRx Corporation Name Will Be Effective on September 26, 2022 and Will Continue to Trade Under the Ticker CYTR until the new symbol has been approved by FINRA

LOS ANGELES—(BUSINESS WIRE)—CytRx Corporation (OTCQB: CYTR) (“CytRx” or the “Company”), a biopharmaceutical innovator focused on research and development of life-saving cancer therapeutics, announces that it is relaunching as LadRx Corporation.

Chief Executive Officer Stephen Snowdy, PhD commented, “Since January of 2022, the Company has taken several steps towards change and renewal. We started by bringing in new board member Dr. Jennifer Simpson in 2021, and bringing new leadership into the CEO position early in 2022. We then consolidated the structure of the Company by merging the subsidiary Centurion into CytRx, and saw additional changes to the board of directors with the departure of two incumbent board members, and the onboarding of new director, Mr. Cary Claiborne. We are now pleased to announce the relaunch of the Company under the name LadRx Corporation. On September 26, 2022, the Company’s website will be www.ladrxcorp.com. This name reflects our unique product platform that has given rise to one clinical drug, Aldoxorubicin, and four pre-clinical therapeutics targeted against cancer, LADRs 7, 8, 9, and 10.”

The Company notes that LADR stands for Linker Activated Drug Release. LADR is a small organic backbone that can be attached to chemotherapeutics. The LADR system then acts as a trojan, first by attaching to circulating albumin to gain access to the tumors that accumulate albumin, then by delivering and releasing the chemotherapeutic within the tumor environment. The Company anticipates that this targeting and delivery method will result in higher dosing of the chemotherapeutic with lower toxicity, and without the complexity and narrow targeting of antibodies.

The first-gen LADR-based drug, Aldoxorubicin, is currently in a registrational Phase II clinical trial for pancreatic cancer, and has been licensed to Immunity Bio, Inc. for approximately $330 million in potential development and sales milestones and royalties. LADR7, the first of the Company’s next-gen LADR-based drugs, is built on the very potent chemotoxin Auristatin-E, and has undergone substantial IND-enabling testing. Published data on LADR7 has shown it to be a highly effective anti-cancer agent in pre-clinical animal studies in non-small cell lung, melanoma, and ovarian cancers. LADR7 is expected to complete pre-IND studies 12-18 months after being funded and initiated.

Dr. Snowdy continued, “We are optimistic in LADR’s ability to give rise to new cancer therapies. Our corporate actions to date this year provide us with the infrastructure needed to move these therapies forward and we have been working diligently to lay the groundwork needed for completing LADR7’s final IND-enabling activities. We have also been exploring potential pathways to funding LADR’s development, despite the very challenging market environment, and will continue to do so.”

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only CytRx’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of CytRx’s control. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; and other risks and uncertainties described in the most recent annual and quarterly reports filed by the CytRx with the SEC, including disclosures under the heading “Risk Factors”, and current reports filed since the date of the CytRx’s most recent annual report. All forward-looking statements are based upon information available to the CytRx on the date the statements are first published. The CytRx undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

About CytRx

CytRx Corporation (OTCQB: CYTR) is a biopharmaceutical company with expertise in discovering and developing new therapeutics principally to treat patients with cancer. CytRx’s most recent advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to ImmunityBio, Inc. In addition, CytRx’s drug candidate, arimoclomol, was sold to Orphazyme A/S in exchange for milestone payments and royalties. Orphazyme is developing arimoclomol in two indications, including Niemann-Pick disease Type C (NPC), and Gaucher disease. CytRx Corporation’s website effective September 26, 2022 is www.ladrxcorp.com.

Contact

Longacre Square Partners

Greg Marose / Bela Kirpalani

cytrx@longacresquare.com